CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 28, 2025, relating to the financial statements and financial highlights of Aggressive Investors 1 Fund, Ultra-Small Company Market Fund, and Small-Cap Value Fund, each a series of Bridgeway Funds, Inc., which are included in Form N-CSR for the year ended June 30, 2025, and to the references to our firm, as predecessor auditor, under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
May 13, 2026